UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2021
Conformis, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive
Billerica, MA 01821
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CFMS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01.	Entry into a Material Definitive Agreement.
On November 22, 2021, Conformis, Inc. (the “Company”), and its subsidiary, ImaTx, Inc. (collectively with the Company, the “Borrowers”), entered into a Credit and Security Agreement (the “New Credit Agreement”) with MidCap Financial Trust, as agent (the “Agent”), and certain lender parties thereto. The New Credit Agreement provides for a five-year, $21 million secured term loan facility (the “Term Facility”), and replaces the Company’s existing credit facility evidenced by the Loan and Security Agreement, dated as of June 25, 2019, among the Borrowers, Conformis Cares LLC, East West Bank, as a lender, and Innovatus Life Sciences Lending Fund I, L.P., as collateral agent (as amended, the “Existing Credit Agreement), which existing credit facility was repaid in full and the Existing Credit Agreement terminated in connection with the entry into the New Credit Agreement. The full amount of the $21 million Term Facility was borrowed on the date of entering into the New Credit Agreement. Proceeds of the Term Facility were used for the repayment of the debt owing under the Existing Credit Agreement. Armentum Partners, LLC acted as financial advisor to the Company on this transaction.

The Term Facility bears interest at a floating rate based on the one-month LIBOR plus 5.70%. The New Credit Agreement contains provisions allowing the Agent to specify an alternative interest rate calculation to be used at such time as LIBOR ceases to be available as a benchmark for establishing the interest rate on floating interest rate borrowings. The Term Facility is due in full on the fifth anniversary of the date of the New Credit Agreement. No amortization payments are required to be made during the first three years of the Term Facility. In the fourth and fifth years of the Term Facility, equal monthly amortization payments of the full amount of the Term Facility will be due. The Term Facility is subject to mandatory prepayment in the amount of net cash proceeds received from customary prepayment events, including certain asset dispositions, casualty events and the incurrence of other indebtedness. Prepayment fees may also apply in the first three years of the Term Facility.

Certain of the subsidiaries of the Borrowers (collectively, the “Guarantors”) may from time to time be required to guarantee the repayment of the Borrowers’ obligations under the New Credit Agreement. The obligations of the Borrowers and each of the Guarantors with respect to the New Credit Agreement are secured by a security interest over substantially all of the personal property assets of the Borrowers and each of the Guarantors, including accounts receivable, deposit accounts, intellectual property, investment property, inventory, equipment and equity interests in their subsidiaries. The New Credit Agreement contains customary affirmative and negative covenants, including limitations on the Borrowers’ and their subsidiaries ability to incur additional debt, grant or permit additional liens, make investments and acquisitions, merge or consolidate with others, dispose of assets, pay dividends and distributions, pay subordinated indebtedness and enter into affiliate transactions. In addition, the New Credit Agreement contains a minimum liquidity covenant requiring the Borrowers to maintain unrestricted cash and cash equivalents in excess of $4,000,000. The New Credit Agreement also includes events of default customary for facilities of this type and upon the occurrence of such events of default, subject to customary cure rights, all outstanding loans under the Term Facility may be accelerated.

The New Credit Agreement contains customary representations, warranties and covenants of the Borrowers and the Guarantors. These representations and warranties have been made solely for the benefit of the lenders and such representations and warranties should not be relied on by any other person, including investors. In addition, such representations and warranties (i) have been qualified by disclosures made to the lenders in connection with the agreement, (ii) are subject to the materiality standards contained in the agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the agreement or such other date as is specified in the agreement.

The forgoing description does not constitute a complete summary of the terms of the New Credit Agreement and is qualified in its entirety by reference to the full text of the New Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.
On November 22, 2021, upon entry into the Term Facility described in Item 1.01 above, the Company terminated its Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above regarding the Term Facility is incorporated by reference into this Item

2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Credit and Security Agreement (Term Loan), dated as of November 22, 2021, among Conformis, Inc., ImaTx, Inc., the lenders from time to time party thereto, and MidCap Financial Trust, as agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: November 23, 2021	By:	/s/ Robert S. Howe
Robert S. Howe
Chief Financial Officer